CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of SharpSpring, Inc. on Form S-3 of our report dated March 30, 2016 (except for Note 5 as to which the date is March 30, 2017) with respect to the consolidated financial statements of SharpSpring, Inc. as of December 31, 2015, and for the year then ended, which appear in the Annual Report on Form 10-K of SharpSpring, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McConnell & Jones, LLP

Houston, Texas

February 2, 2018